Exhibit 10.5

EXECUTION COPY

SERVICES AGREEMENT

dated as of January 28, 2011

between

COMCAST CORPORATION

and

NAVY, LLC

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Certain Defined Terms	1
ARTICLE 2
SERVICES AND DURATION

Section 2.01.	Services	4
Section 2.02.	Duration of Services	5
Section 2.03.	Additional Unspecified Services	5

ARTICLE 3
OTHER ARRANGEMENTS

Section 3.01.	Software and Software Licenses	5

ARTICLE 4
ADDITIONAL AGREEMENTS

Section 4.01.	Co-location and Facilities Matters	6
Section 4.02.	Access	9

ARTICLE 5
COSTS AND DISBURSEMENTS

Section 5.01.	Costs and Disbursements	9
Section 5.02.	No Right to Set-Off	10

ARTICLE 6
STANDARD FOR SERVICE

Section 6.01.	Standard for Service	10
Section 6.02.	Disclaimer of Warranties	11
Section 6.03.	Compliance with Laws and Regulations	11

ARTICLE 7
LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01.	Limited Liability of a Provider	11
Section 7.02.	Additional Limitation on Liability	12

ii

SCHEDULES

SCHEDULE A-1	Comcast Services (non-HR Services)
SCHEDULE A-2	Comcast HR Services
SCHEDULE B	Comcast Facilities
SCHEDULE C	Newco Services
SCHEDULE D	Newco Facilities

iii

This Services Agreement, dated as of January 28, 2011 (this “Agreement”), is made between Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Navy, LLC, a Delaware limited liability company (“Newco”).

RECITALS

WHEREAS, General Electric Company (“GE”), NBC Universal Media, LLC (f/k/a NBC Universal, Inc.), Comcast and Newco entered into that certain Master Agreement dated as of December 3, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Master Agreement”).

WHEREAS, pursuant to the Master Agreement, the Parties (as defined below) agreed that (a) Comcast shall provide or cause to be provided to Newco (and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing (as defined in the Master Agreement), collectively hereinafter referred to as the “Newco Entities”) certain services, use of facilities and other assistance in accordance with the terms and subject to the conditions set forth herein and (b) Newco shall provide or cause to be provided to Comcast (and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing, collectively hereinafter referred to as the “Comcast Entities”) certain services, use of facilities and other assistance in accordance with the terms and subject to the conditions set forth herein.

WHEREAS, the Master Agreement requires execution and delivery of this Agreement by Comcast and Newco at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Master Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, none of Comcast or any of its Subsidiaries shall be deemed Affiliates of Newco and its Subsidiaries.

“Agreement” shall have the meaning set forth in the Preamble.

“Comcast” shall have the meaning set forth in the Preamble.

“Comcast Entities” shall have the meaning set forth in the Recitals.

“Comcast Facilities” shall have the meaning set forth in Section 4.01(b).

“Comcast Services” shall have the meaning set forth in Section 2.01(a).

“Confidential Information” shall have the meaning set forth in Section 10.03(a).

“Controlling Party” shall have the meaning set forth in Section 7.05(b).

“Dispute” shall have the meaning set forth in Section 8.01(a).

“Facilities” shall have the meaning set forth in Section 4.01(b).

“Expiration Date” means the date on which designees of Comcast no longer represent a majority of the board of directors of Newco.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GE” shall have the meaning set forth in the Recitals.

“GE Entities” means GE and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing.

“Indemnified Party” shall have the meaning set forth in Section 7.05(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.05(a).

“Master Agreement” shall have the meaning set forth in the Recitals.

“Newco” shall have the meaning set forth in the Preamble.

“Newco Entities” shall have the meaning set forth in the Recitals.

“Newco Facilities” shall have the meaning set forth in Section 4.01(a).

“Newco Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Newco, dated as of the date hereof, as the same may be amended from time to time.

“Newco Services” shall have the meaning set forth in Section 2.01(a).

“Party” means Comcast and Newco individually, and “Parties” means Comcast and Newco collectively, and, in each case, their permitted successors and assigns.

“Prime Rate” means the prime rate published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.

“Provider” means the Party or its Subsidiary providing a Service or an Additional Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 7.01.

“Recipient” means the Party or its Subsidiary to whom a Service or any Additional Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 7.04.

“Representatives” shall have the meaning set forth in Section 10.03(a).

“Schedule(s)” means Schedule A-1, Schedule A-2, Schedule B, Schedule C and Schedule D, each as attached hereto.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Services” shall have the meaning set forth in Section 2.01(a).

“Subsidiary” of any specified Person means (x) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control or (y) any other Person with respect to which such first

Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions); provided, however, for the purposes of this Agreement, Newco and its Subsidiaries shall not be deemed to be Subsidiaries of Comcast.

“Termination Charges” means any and all fees or expenses (which may include wind-down costs, breakage fees, early termination fees or charges, minimum volume make-up charges) payable to any unaffiliated third-party provider as a result of any early termination or reduction of a Service.

“Third Party Claim” shall have the meaning set forth in Section 7.05(a).

ARTICLE 2

SERVICES AND DURATION

Section 2.01. Services. (a) Subject to the terms and conditions of this Agreement, Comcast shall continue to provide (or cause to be continued to be provided) to the Newco Entities the services listed in Schedule A-1, Schedule A-2 and Schedule B attached hereto (the “Comcast Services”). Subject to the terms and conditions of this Agreement, Newco shall continue to provide (or cause to be continued to be provided) to the Comcast Entities the services listed in Schedule C and Schedule D attached hereto (the “Newco Services”, and collectively with the Comcast Services and any Additional Services, the “Services”). All the Services shall be for the sole use and benefit of the respective Recipient.

(b) Notwithstanding anything to the contrary contained in this Agreement or in the Master Agreement, if any Service to be provided by the Provider under this Agreement is (a) provided through a third party provider or (b) dependent in whole or in part upon receipt by the Provider of services, rights (e.g., license rights) or functionalities provided by a third party, the Provider shall not be obligated to provide such Service from and after the earlier of (i) the termination or expiration of the Provider’s agreement with such third party provider or (ii) such time as the Provider no longer is permitted, whether as a result of the passage of time following the consummation of the transactions contemplated by the Master Agreement or by reason of subsequent reductions in the level of Comcast’s direct or indirect ownership percentage in Newco, to (x) continue to provide such Service under its agreement with such third party provider or (y) receive such rights or functionalities from such third party; provided that, in the case of clause (ii), the Provider shall use its commercially reasonable efforts to seek to obtain a waiver of such limitation from such third party (it being understood that the Provider shall not be required to make any payments (unless the Recipient agrees to reimburse the Provider for such payments) or otherwise grant any accommodation to such third party in order to obtain such waiver).

Section 2.02. Duration of Services. Subject to the terms of this Agreement (including Section 2.01(a)), each of Comcast and Newco shall continue to provide or cause to be continued to be provided to the respective Recipients each Service until the earliest to occur of, with respect to each such Service, (i) the expiration of the period of duration for such Service as set forth in the applicable Schedule, (ii) termination of such Service pursuant to Article 9 hereof and (iii) the Expiration Date. In connection with the expiration or termination of any Service, the Provider of such Service shall, upon the request of the applicable Recipient, cooperate in good faith with, and use commercially reasonable efforts to assist, such Recipient in its efforts to transition itself to a stand alone entity with respect to such Service.

Section 2.03. Additional Unspecified Services. After the date hereof, if Comcast or Newco identifies a service that (a) the Comcast Entities or the GE Entities provided to the Contributed Comcast Businesses or the NBCU Businesses prior to the Closing Date that Newco reasonably needs in order for the Combined Businesses to continue to operate in substantially the same manner in which the Contributed Comcast Businesses and NBCU Businesses operated prior to the Closing Date, and such service was not included in Schedule A-1 or Schedule B (but excluding any services of the nature contemplated by the Comcast Employee Matters Agreement, the provision of which shall be governed thereby), or (b) the Contributed Comcast Businesses provided to Comcast or its Subsidiaries prior to the Closing Date that Comcast reasonably needs in order for Comcast or its Subsidiaries to continue to operate in substantially the same manner in which Comcast or its Subsidiaries operated prior to the Closing Date, and such service was not included in Schedule C or Schedule D, then, in each case, Newco and Comcast shall use commercially reasonable efforts to provide such requested services (such additional services, the “Additional Services”). Unless specifically agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services (including the incremental fees and termination date with respect to such Additional Services) and such Additional Services shall be deemed Services hereunder, and accordingly, the Party requested to provide such Additional Services shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement.

ARTICLE 3

OTHER ARRANGEMENTS

Section 3.01. Software and Software Licenses. (a) If and to the extent requested by Newco, Comcast shall use commercially reasonable efforts to assist Newco in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain computer software necessary for a Provider to provide, or a Recipient to receive, Comcast Services; provided, however, that Newco shall identify the specific types and quantities of any such software licenses; provided, further, that Comcast shall not be required to pay any fees or other payments (unless Newco agrees to reimburse Comcast for such fees and payments) or incur any obligations to enable Newco to obtain any such license or rights; and provided, further, that Comcast shall not be required to seek broader rights or more favorable terms for Newco than those applicable to the Contributed Comcast Businesses or the NBCU Businesses, as the case may be, prior to the date hereof or as may be applicable to Comcast from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Comcast’s efforts will be successful or that Newco will be able to obtain such licenses or rights on acceptable terms or at all and, where Comcast enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

(b) If and to the extent requested by Comcast, Newco shall use commercially reasonable efforts to assist Comcast in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain computer software necessary for a Provider to provide, or a Recipient to receive, the Newco Services; provided, however, that Comcast shall identify the specific types and quantities of any such software licenses; provided, further, that Newco shall not be required to pay any fees or other payments (unless Comcast agrees to reimburse Newco for such fees and payments) or incur any obligations to enable Comcast to obtain any such license or rights; and provided, further, that Newco shall not be required to seek broader rights or more favorable terms for Comcast than those applicable to the Contributed Comcast Businesses or the NBCU Businesses, as the case may be, prior to the date hereof or as may be applicable to Newco from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Newco’s efforts will be successful or that Comcast will be able to obtain such licenses or rights on acceptable terms or at all and, where Newco enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.01. Co-location and Facilities Matters. (a) Comcast hereby grants to Newco a limited license to use and access space at certain facilities and to continue to use certain furnishings and equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule B (the “Comcast Facilities”), for substantially the same purposes as used in the Comcast Contributed Businesses immediately prior to the date hereof. Newco hereby grants, or shall cause one or more of its Subsidiaries to grant, to

Comcast a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule D (the “Newco Facilities”), for substantially the same purposes as used by Comcast other than in the Comcast Contributed Businesses immediately prior to the date hereof. In the event that after the date hereof, either Comcast or Newco determines (i) that there are other facilities where such Party reasonably needs to co-locate in order (A) for the Combined Businesses to continue to operate in substantially the same manner in which the Contributed Comcast Businesses operated prior to the Closing Date or (B) for Comcast or its Subsidiaries to continue to operate in substantially the same manner in which Comcast or its Subsidiaries operated prior to the Closing Date, as applicable, and such other facilities are not listed in Schedule B or Schedule D, as applicable (other than because the Parties agreed that such facilities would not be provided), or (ii) that such Party does not require use of one or more of the Comcast Facilities or Newco Facilities, as the case may be, such Party may request a corresponding change to Schedule B or Schedule D, as applicable, and the Parties will discuss such Party’s request and negotiate in good faith a mutually satisfactory arrangement. For the avoidance of doubt, at each of the Comcast Facilities and Newco Facilities, Comcast and Newco, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the personnel of Comcast and Newco, as the case may be, substantially all ancillary services that are provided as of the date hereof to its own employees at such facility, such as, by way of example and not limitation, reception, general maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence) and telephony services, access to duplication, facsimile, printing and other similar office services, technical and/or computer support services (to the extent provided in accordance with past practices and, subject to the proviso in Section 2.01(b) hereof, to the extent Comcast or Newco continues to be permitted under arrangements with the third party providers of such services to provide such services) and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in the Schedules, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a Comcast Facility or a Newco Facility, as the case may be, it being understood that the Provider shall not provide security services to Recipient-specific areas of Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area) or security passes that permit entrance to Provider-specific areas of Recipient’s facility and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear. Comcast and Newco shall each maintain property insurance covering its respective real and personal property, or in which it has an insurable interest, including real and personal property of Persons in which it has an insurable interest or legal obligation to insure, and improvements and betterments, in each case insofar as such real and personal property is used in connection with the Services being provided hereunder.

(b) The Parties shall permit only their authorized Representatives, contractors, invitees or licensees to use the Newco Facilities and Comcast Facilities (collectively, the “Facilities”), as applicable, except as otherwise permitted by the other Party in writing. Each Party shall, and shall cause its respective Subsidiaries, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the earliest of (i) the expiration date relating to each Facility set forth in Schedule B or Schedule D, as applicable, (ii) termination of such Service pursuant to Article 9, and (iii) the Expiration Date, and shall deliver over to the other Party or its Subsidiaries, as applicable, the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear and fire or other casualty excepted; provided, however, that, in the event that the third party lease for a Facility specifies otherwise, the Party vacating a Facility shall deliver over such Facility in such repair and condition (taking into account the date that the Party began its occupation of such Facility) as set forth in the third party lease, unless otherwise mutually agreed by the Parties. In addition to the access rights provided under Section 4.02, the Parties or their Subsidiaries, or the landlord in respect of any third party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable; provided, however, that, subject to the terms of any applicable third party lease agreement, each Party shall to the extent reasonably practicable provide reasonable advance notice to the other Party. The Parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the other Party in accordance with Article 7 hereof in respect of, the acts and omissions of its Subsidiaries, Representatives, contractors, invitees and licensees. Each of the Parties shall, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the Party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third party lease governing any Facility to the extent that such requirement relates to the portion of the Facility used by such Party. The Parties shall not make, and shall cause their respective Subsidiaries and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Party or its Subsidiaries, as applicable. The Parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided prior to the date hereof. The rights granted pursuant to this Section 4.01 shall be in the nature of a license and shall not create a leasehold (or right to grant a sublicense or sub-leasehold to any unaffiliated third party) or other estate or possessory rights in Newco or Comcast, or their respective Subsidiaries, Representatives, contractors, invitees or licensees, with respect to the Facilities.

Section 4.02. Access. (a) Newco shall, and shall cause its Subsidiaries to, allow Comcast and its Representatives reasonable access to the facilities of Newco and its Subsidiaries necessary for Comcast to provide Services under this Agreement.

(b) Comcast shall, and shall cause its Subsidiaries to, allow Newco and its Representatives reasonable access to the facilities of Comcast and its Subsidiaries necessary for Newco to provide Services under this Agreement.

ARTICLE 5

COSTS AND DISBURSEMENTS

Section 5.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement or in the Schedules hereto, a Recipient of Services shall pay to the Provider of such Services a monthly fee for each Service (or category of Services, as applicable) as provided for in the relevant Schedule (the fee for a particular Service (or category of Services, as applicable) constituting a “Service Charge” and, collectively, “Service Charges”). The Service Charge for each Service (or category of Services, as applicable) as of the date hereof is set forth opposite such Service (or category of Services, as applicable) in the relevant Schedule. During the term of this Agreement, except as otherwise set forth on the applicable Schedule, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase, except to the extent that there is an increase after the date hereof in the costs actually incurred by the Provider in providing such Services (or category of Services, as applicable), including as a result of (i) an increase in the amount of such Services (or category of Services, as applicable) being provided to the Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services (or category of Services, as applicable) (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the payroll or benefits for any personnel used by the Provider in providing the Services (or category of Services, as applicable), or (iv) without limiting the Provider’s obligations under Section 6.01, any increase in costs relating to any changes in the quality or nature of the Services (or category of Services, as applicable) provided, or how the Services (or category of Services, as applicable) are provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).

(b) Except as otherwise provided in a Schedule, the Provider shall deliver an invoice to the Recipient on a monthly basis for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of the Provider) in arrears for the Service Charges due to the Provider under this Agreement. The Recipient shall pay the amount of such invoice by wire transfer to the Provider within thirty (30) days of the date of such invoice as instructed by the Provider; provided that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest from and including the date such payment is due, to but excluding the date of payment, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. As soon as practicable after receipt of any reasonable written request by the Recipient, the Provider shall provide the Recipient with data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

Section 5.02. No Right to Set-Off. The Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that the Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the Recipient to the Provider under this Agreement.

ARTICLE 6

STANDARD FOR SERVICE

Section 6.01. Standard for Service. Except as otherwise provided in this Agreement, and provided that the Provider is not restricted by an existing contract with a third party or by Law, the Provider agrees to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of the Provider (which in the case of Newco and its Subsidiaries providing Services hereunder, shall mean the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of the Contributed Comcast Businesses for Comcast) prior to the Closing Date (or, if not so previously provided, then substantially the same as that applicable to similar services provided to the Provider’s Affiliates or other business components). Notwithstanding the foregoing, the nature, quality and standard of care that the Provider shall provide in delivering a Service shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event there is any restriction on the Provider by an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of the Services, the Provider shall use its commercially reasonable efforts to seek to obtain a waiver of such restriction from such third party (it being understood that the Provider shall not be required to make any payments (unless the Recipient agrees to reimburse the Provider for such payments) or otherwise grant any accommodation to such third party in order to obtain such waiver) and, if such waiver is not obtained, the Provider shall use its commercially reasonable best efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 6.01.

Section 6.02. Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that the Recipients assume all risks and liability arising from or relating to their use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 6.03. Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party.

ARTICLE 7

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01. Limited Liability of a Provider. Notwithstanding Article 6, no Provider shall have any liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by such Provider, its Affiliates or Representatives (each, a “Provider Indemnified Party”) pursuant to this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services, to the Recipient or its Affiliates or Representatives, except to the extent that the Recipient or its Affiliates or Representatives suffer a Loss that results from such Provider Indemnified Party’s willful breach of this Agreement, or gross negligence or willful misconduct in connection with the provision of any such Services, transactions, actions or inactions.

Section 7.02. Additional Limitation on Liability. (a) Notwithstanding any other provision contained in this Agreement, no Provider Indemnified Party shall be liable for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses, including business interruption or loss of profits other than any such damages actually awarded to a third party in connection with a Third Party Claim.

(b) Except with respect to Losses caused by, resulting from, or arising out of or in connection with (i) Third Party Claims or (ii) willful misconduct, Comcast’s total liability (in connection with the provision of Services by Comcast and its Provider Indemnified Parties) with respect to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Charges paid hereunder to Comcast.

(c) Except with respect to Losses caused by, resulting from, or arising out of or in connection with (i) Third Party Claims or (ii) willful misconduct, Newco’s total liability (in connection with the provision of Services by Newco and its Provider Indemnified Parties) with respect to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Charges paid hereunder to Newco.

Section 7.03. Indemnification of Each Provider by the Relevant Recipient. Each Recipient shall indemnify and hold harmless each relevant Provider Indemnified Party from and against any Losses, and reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a Party, to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, the transactions contemplated by this Agreement or such Provider’s actions or inactions in connection with any such Services or transactions; provided that such Recipient shall not be responsible for any Losses (i) of such Provider Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with a Provider Indemnified Party’s willful breach of this Agreement or gross negligence or willful misconduct in connection with the provision of Services hereunder or (ii)

for which the Provider is required to indemnify a Recipient Indemnified Party pursuant to Section 7.04.

Section 7.04. Indemnification of Each Recipient by the Relevant Provider. Subject to the limitations set forth in Section 7.02, each Provider shall indemnify and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Losses, and reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient Indemnified Party is a Party, to the extent caused by, resulting from, or arising out of or in connection with (i) the willful breach of this Agreement by such Provider or the gross negligence or willful misconduct of such Provider in providing any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement or (ii) any violation of applicable Law by such Provider.

Section 7.05. Notification of Claims. (a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened claim, demand or proceeding that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim, demand or proceeding asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article 7 except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.05(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement. The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence. Comcast and Newco, as the case may be, shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense. The Controlling Party shall keep the other Party advised of the status of such Third Party Claim and the defense thereof. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 7.05(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party.

Section 7.06. Exclusive Remedies. Except as otherwise set forth in Section 7.09 hereof or in the case of intentional fraud, the Parties acknowledge and agree that the indemnification provisions of Section 7.03 and Section 7.04 shall be the sole and exclusive remedies of any Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that they may at any time suffer or incur, or become subject to, as a result of any failure by the other Party to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 7.07. Additional Indemnification Provisions. (a) With respect to each indemnification obligation contained in this Agreement all Losses shall be net of any third-party insurance proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

(b) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article 7, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(c) For the avoidance of doubt, Losses covered by Section 7.03 or Section 7.04 hereof may include Losses incurred in connection with a Third Party Claim.

Section 7.08. Liability for Payment Obligations. Nothing in this Article 7 shall be deemed to eliminate or limit, in any respect, Comcast’s or Newco’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 7.09. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.10.

Section 7.10. Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE 8

DISPUTE RESOLUTION

Section 8.01. Dispute Resolution. (a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), Comcast and Newco agree to negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of Comcast and Newco within sixty (60) days after the initial notice of the Dispute (or such longer period as the Parties may agree), then, the Chief Financial Officer of Newco on behalf of Newco and Robert S. Pick on behalf of Comcast shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional twenty (20) days (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such Dispute amicably, then such Dispute shall be resolved in accordance with the judicial process referred to in Sections 12.10 and 12.11 of the Master Agreement, provided that such judicial process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally adjudicated pursuant to the dispute resolution and/or judicial process set forth in Section 8.01(a), it is determined that the Service

Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (i) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) Business Days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus interest, from and including the date of the payment by the Recipient, to but excluding the date of reimbursement by the Provider, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period and (ii) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) Business Days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus interest, from and including the date such payment originally should have been made by the Recipient, to but excluding the date of reimbursement by the Recipient, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period. Any such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 9

TERM AND TERMINATION

Section 9.01. Term and Termination. (a) This Agreement shall commence immediately upon the Closing Date and shall terminate upon the earliest to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms hereof, (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety and (iii) the Expiration Date. Notwithstanding the foregoing, Comcast and Newco shall agree to provide the Comcast Services and the Newco Services, respectively, on the terms and conditions set forth in this Agreement for a commercially reasonable period following the Expiration Date to the extent necessary to avoid significant disruption to Newco’s or Comcast’s business, as applicable; provided that, during such period, Comcast shall not be obligated to provide services (A) that historically have not been generally provided under transition services agreements to former businesses that were divested by Comcast, (B) that are not appropriate to be provided, in the reasonable judgment of Comcast, due to constraints under Law, (C) that, in accordance with internal policies, procedures or practices of Comcast in effect on the Expiration Date, Comcast does not provide to an entity in which Comcast holds a minority equity interest or (D) that are provided through a third party provider and the relevant Contract with the third party does not permit such service to be provided to Newco.

(b) (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service, in whole but not in part: (A) for any reason or no reason upon providing at least sixty (60) days’ prior written notice to the Provider of such termination (unless a longer notice period is specified in the Schedules), in each case, subject to the obligation to pay Termination Charges; (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; or (C) immediately upon mutual agreement of the Parties, and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider. If the termination of a Service pursuant to clause (i)(A) or (i)(B) would, in the reasonable determination of the Provider, require the termination or partial termination of, or otherwise affect the provision of, any other Service, the Provider shall, in the case of the termination of a Service pursuant to clause (i)(A), within thirty (30) days, and in the case of the termination of a Service pursuant to clause (i)(B), within fifteen (15) days, following the delivery of termination notices pursuant to such clauses, provide written notice to the Recipient listing each such affected Service and Recipient may withdraw its termination notice. If such termination notice is not withdrawn, Provider’s obligation to provide the Services listed in its notice shall terminate automatically with the termination of such Service. The relevant Schedule shall be updated to reflect any terminated Service. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.

(c) A Recipient may from time to time request a reduction in part of the scope or amount of any Service. If requested to do so by the Recipient, the applicable Service Charge shall, to the extent appropriate (if any), be adjusted in light of all relevant factors, including the costs and benefits to the Provider of any such reductions and any applicable Termination Charges, in a manner consistent with the methodologies used to determine the Service Charges set forth in the applicable Schedules. The relevant Schedule shall be updated to reflect any reduced Service. In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

Section 9.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges, any other fees, costs and expenses owed and payable in respect of Services pursuant to the terms of this Agreement provided prior to the effective date of termination and (ii) Termination Charges. Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article 1, the fourth sentence of Section 4.01(b), Article 7 (including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), Article 8, Article 9, Article 10, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges shall continue to survive indefinitely.

Section 9.03. Force Majeure. (a) No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give reasonably prompt notice of suspension to the other Party stating the date and extent of such suspension and the cause thereof (provided, however, the failure of a Party to provide such notice shall not be deemed a waiver of its rights under this Section 9.03 except to the extent the other Party is actually prejudiced by such failure).

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure or any Termination Charges) if a Force Majeure shall continue to exist for more than ten (10) consecutive days, it being understood that

Recipient shall not be required to provide any advanced notice of such termination to Provider.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 10.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (1) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider; and (2) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for services as set forth in Article 6 hereof and the content of the Services provided to the Recipient.

Section 10.03. Confidentiality. (a) Each Party agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to hold strictly confidential and to use, the Confidential Information only for purposes of this Agreement and not for any other purpose. Subject to the limitations set forth in Section 7.02, each Party agrees that it shall be responsible for any breach of the provisions of this Section 10.03 by any of its Representatives to whom it discloses Confidential Information. Each Party further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Party’s Representatives in the normal course of the performance of their duties with respect to this Agreement;

(ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject); provided that, unless otherwise required by Law, such Party agrees to give the other Party prompt notice of such request(s), to the extent practicable, so that the other Party may seek an appropriate protective order or similar relief (and such Party shall cooperate with such efforts by such other Party and shall in any event make only the minimum disclosure required by such Law, rule or regulation);

(iii) to the extent required by the rules and regulations of the Securities and Exchange Commission or stock exchange rules.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against any Party.

“Confidential Information” means any information concerning a Party or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of such Party or any such Subsidiaries in the possession of or furnished to any other Party, in each case, as a result of or in connection with the provision of Services pursuant to this Agreement; provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such other Party or its directors, officers, employees, shareholders, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) was available to such other Party on a non-confidential basis prior to its disclosure to such other Party or its Representatives by such Party or (iii) becomes available to such other Party on a non-confidential basis from a source other than such Party after the disclosure of such information to such other Party or its Representatives by such Party, which source is (at the time of receipt of the relevant information) not, to such other Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) such Party or another Person; provided that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of Comcast or Newco or any of their respective Subsidiaries prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clause (ii) or (iii) not be deemed Confidential Information and Comcast and Newco shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of this Section 10.03 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

(b) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

(c) This Section 10.03 shall not apply to the Parties’ obligations in respect of “Confidential Information” (as such term is defined in the Newco Operating Agreement), which shall be governed exclusively by the terms of the Newco Operating Agreement.

Section 10.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 10.05. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.05):

(i)	if to Comcast:

Comcast Corporation One Comcast Center Philadelphia, PA 19103
	Attention:	General Counsel
	Facsimile:	(215) 286-7794

with a copy to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
	Attention:	David L. Caplan Marc O. Williams
	Facsimile:	(212) 701-5800

(ii)	if to Newco:

NBC Universal, LLC 30 Rockefeller Plaza New York, NY 10012
	Attention:	General Counsel
	Facsimile:	(212) 664-2147

Section 10.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.07. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall alter any Related Party Comcast Contract that GE and Comcast have agreed, pursuant to Section 6.20 of the Master Agreement or otherwise, will survive the Closing under the Master Agreement.

Section 10.08. No Third-Party Beneficiaries. Except as provided in Article 7 with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Comcast or the Contributed Comcast Businesses, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.09. Governing Law. This Agreement and any Disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 10.10. Venue. Each Party agrees that if any Dispute is not resolved by mediation undertaken pursuant to Section 8.01, such Dispute shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York

and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto by this Agreement irrevocably and unconditionally: submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court; consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.05; and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 10.11. Amendment; Waiver. No provision of this Agreement, including any Schedules hereto, may be amended, supplemented, waived or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. For the avoidance of doubt, any amendment, supplement, waiver or modification of the provisions of this Agreement, including any Schedules hereto, by the Parties shall be deemed a Related Party Transaction (as such term is defined in the Newco Operating Agreement) subject to Section 10.02 of the Newco Operating Agreement.

Section 10.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i)

the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Comcast and Newco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14. Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Comcast and Newco, except that Comcast and Newco may each assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided that no such assignment shall release Comcast or Newco from any liability or obligation under this Agreement.

Section 10.15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Comcast, Newco or any of their respective Affiliates shall have any liability for any obligations or liabilities of Comcast, Newco or any of their respective affiliates, respectively, under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COMCAST CORPORATION

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to Comcast Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

NAVY, LLC

By:	/s/ Malvina Iannone
	Name:	Malvina Iannone
	Title:	Vice President and Secretary, Navy Holdings, Inc. its sole member

[Signature Page to Comcast Services Agreement]